UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 29, 2022 (September 30, 2022)

BlueLinx Holdings Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-32383	77-0627356
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1950 Spectrum Circle, Suite 300, Marietta, Georgia		30067
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code      (770) 953-7000

_________________________________________________

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	BXC	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) Transition Agreement with Shyam K. Reddy, Senior Vice President, Chief Legal and Sustainability Officer and Corporate Secretary

On September 29, 2022, BlueLinx Holdings Inc. (“BlueLinx” or the “Company”) and Shyam K. Reddy, the Company’s Senior Vice President, Chief Legal and Sustainability Officer and Corporate Secretary, entered into a Transition Agreement (the “Agreement”), pursuant to which, among other things, Mr. Reddy will end his employment with the Company effective December 31, 2022 (the “Separation Date”). Under the Agreement, Mr. Reddy will continue to serve in the role of Senior Vice President, Chief Legal and Sustainability Officer and Corporate Secretary until his replacement is appointed, and thereafter he will stop serving as an officer of the Company and will provide transition services, as contemplated by the Agreement, through the Separation Date. The Agreement and Mr. Reddy’s employment agreement will govern his employment with the Company through the Separation Date, and the payments and benefits due to Mr. Reddy pursuant to the Agreement will be made in lieu of any payments, severance or other benefits described in his employment agreement.

Under the Agreement, the Company has agreed to pay Mr. Reddy (i) a lump sum payment of $507,264, which is equivalent to his current annual base salary, and (ii) any bonus that would be payable to him under the terms of the Company’s Short-Term Incentive Plan for fiscal year 2022, with such bonus amount being based on Mr. Reddy’s 2022 annual base salary and bonus percentage.

Also pursuant to the Agreement, the Company agreed to ensure that (i) 3,880 performance-based restricted stock units granted to Mr. Reddy in fiscal year 2022 would continue to vest and, to the extent vested, be settled in shares of Company common stock in the same manner and at the same time in fiscal year 2025 as if Mr. Reddy had remained employed by Company, and (ii) 21,821 time-based restricted stock units that are scheduled to vest in fiscal year 2023 and beyond due to Mr. Reddy’s continued employment (and not any other possible vesting event) vest on the Separation Date.

Further, pursuant to the Agreement, the Company agreed to pay Mr. Reddy a lump sum equal to twelve times the portion of the monthly premium charged by the Company on January 1, 2023, pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 for family coverage for calendar year 2023 that the Company bears on behalf of an active employee for such coverage.

Payments and benefits under the Agreement will be accumulated and paid sixty (60) days after the Separation Date, and Mr. Reddy’s receipt of payments and benefits set forth in the Agreement is conditioned upon the execution and non-revocation of a general release of claims. Under the Agreement, Mr. Reddy confirmed the continued effectiveness of the existing restrictive covenants applicable to him under his employment agreement and his existing noncompetition agreement, subject to certain modifications of the confidentiality obligations of the terms of the employment agreement.

The foregoing description of the Agreement set forth under this Item 5.02 does not purport to be complete and is qualified in its entirety by reference to the Agreement, which is filed as Exhibit 10.1 hereto, and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)       Exhibits:

The following exhibits are attached with this Current Report on Form 8-K:

Exhibit No.	Exhibit Description
10.1	Transition Agreement between BlueLinx Corporation and Shyam K. Reddy, dated September 29, 2022.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BlueLinx Holdings Inc.

Dated: September 30, 2022	By:	/s/ Kelly C. Janzen
Kelly C. Janzen
Senior Vice President and Chief Financial Officer